Exhibit A


Security                                           Record Holders
--------                                           --------------


Common Stock, par value $0.10 per share                  1


Common Stock Purchase Rights                             1


1.5% Convertible Senior Notes due 2024                  1-2


1.875% Convertible Senior Notes due 2024                 1


4.5% Convertible Senior Subordinated Notes due 2008     60